[KPMG LOGO]

     801 Second Avenue
     Suite 900
     Seattle, WA 98104













                          Independent Auditors' Consent


To the Board of Trustees
Rainier Investment Management Mutual Funds:

We consent to the incorporation by reference in the Post-Effective Amendment No. 16 to Registration Statement (No. 33-73792) on Form N-lA and the Amendment No. 19 to Registration Statement (No. 811-8270) on Form N-lA of our report dated May 2,2003, related to the March 31, 2003 financial statements of the Rainier Investment Management Mutual Funds (comprised of Small/Mid Cap Equity, Core Equity, Growth Equity, Balanced, and Intermediate Fixed Income Portfolios) and to the reference to our firm under the headings "Financial Highlights" in the Prospectuses and "General Information" in the Statements of Additional Information.



                                                             /s/KPMG LLP
Seattle, Washington
June 25, 2003